UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

    Date of Report (date of earliest event reported): January 9, 2020

RF INDUSTRIES, LTD.
(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	0-13301 (Commission File Number)	88-0168936 (I.R.S. Employer Identification No.)
7610 Miramar Road, Bldg. 6000 San Diego, California 92126-4202 (Address of Principal Executive Offices) (858) 549-6340 (Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, $0.01 par value per share	RFIL	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

President/Chief Executive Officer Fiscal Year 2019 Bonus

On December 3, 2018, the Board of the Directors (the “Board”) of RF Industries, Ltd. (the “Company”) adopted certain quantitative and qualitative corporate goals for the determination of cash and equity bonuses to be paid to certain officers for the 2019 fiscal year ended October 31, 2019 (“fiscal 2019”). On January 9, 2020, the Board reviewed the performance of the various participants under the fiscal 2019 incentive bonus plan and approved bonus payments for the participants based on their varying individual performance levels. The Board determined that Mr. Dawson met all of the goals established for him under the 2019 incentive bonus plan and, accordingly, granted Mr. Dawson his full cash bonus of $130,800.

Adoption of Fiscal Year 2020 Management Incentive Equity and Cash Compensation Plan

On January 9, 2020, the Board adopted an incentive compensation plan for officers (including the named executive officers) and senior managers of the Company and its subsidiaries, under which each participant (i) is eligible to receive a cash payments after the end of the fiscal year as short-term incentive bonus, and (ii) received an equity award as a long-term incentive award.

Cash Incentives. Under the plan adopted by the Board, cash incentive bonuses, if any, will be paid to each officer and senior manager based upon (i) the Company’s achievement of specified corporate goals and (ii) the satisfaction of subjective personal performance and contribution goals established for that participant. The corporate goals will apply equally to all participating officers and managers. The subjective performance of each officer will be evaluated and determined by the Compensation Committee, in its sole discretion, after consultation with the Company’s Chief Executive Officer.

The maximum target cash bonus payable to participants if all of the goals are achieved will range from 15% to 50% of the recipient’s fiscal 2020 base salary. Bonuses will be weighted and based on (i) the Company’s achievement of certain fiscal 2020 revenues (weighted 30%), (ii) earnings before interest, taxes, depreciation and amortization (EBITDA) (weighted 60%), and (iii) individual subjective performance criteria (weighted 10%). The calculation of EBITDA will exclude the impact of any business acquisitions or dispositions effected during the year, earn-out liabilities, and stock option compensation expenses accrued to management. The Board and the Compensation Committee reserve the right to modify these goals, criteria and target percentage at any time, and to grant bonuses to the participants even if the performance goals are not met. In addition, the Board and Compensation Committee may modify the bonus plan targets to reflect significant changes in Company’s business, including changes due to acquisitions or dispositions of businesses or product lines. The 2020 bonuses will be paid within 75 days after the end to the fiscal year to participating officers and managers who are employed with the Company or its subsidiaries on the date of payment.

Equity Awards. In order to provide long term incentives to the Company’s officers and managers, on January 9, 2020 the Board granted participating officers and managers shares of restricted stock and/or options to purchase the Company’s common stock. Provided the participating officer or manager is still employed with the Company or its subsidiaries on the following dates, the shares of restricted stock and the options shall vest over four years as follows: (i) one-quarter of the restricted shares and options shall vest on January 9, 2021; and (ii) the remaining restricted shares and options shall vest in twelve equal quarterly installments over the next three years, commencing with the first quarter following January 9, 2021. The options have a ten-year term and an exercise price of $6.46 per share (which was the closing price of the Company’s common stock on the date of grant).

Mr. Dawson, the Company’s President and Chief Executive Officer, is a participant in the plan and was granted 21,000 shares of restricted stock, and options to purchase 42,000 shares of common stock at an exercise price of $6.46 (the closing price of the Company’s common stock on the date of grant). Mr. Dawson’s shares of restricted stock and the options have the same terms, vesting schedule and price as the equity awards granted to other officers and managers under the equity awards plan. Mr. Dawson was also awarded 5,062 fully-vested shares valued at $32,700.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 15, 2020	By:	/s/ Robert Dawson
Robert Dawson
President and Chief Executive Officer